Exhibit 99.2

TELULAR CORPORATION, #4503202
TELULAR CORPORATION - 1ST QUARTER 2012 EARNINGS
CONFERENCE CALL
January 26, 2012, 16:30 ET
Chairperson: Joe Beatty (Mgmt.)

Operator:
Good afternoon, ladies and gentlemen.  Thank you for standing by.  Welcome to the Telular Corporation First Quarter 2012 Earnings Conference Call.  During today's presentation, all parties will be in a listen-only mode.  Following the presentation, the conference will be open for questions.  If you have a question, please press the star followed, by the one on your touch tone phone.  If you would like to withdraw your question, please press the star, followed by the two.  And if you're using speaker equipment you may need to lift your handset before making your selection.

I would now like to turn the conference over to Brinlea Johnson with the Blueshirt Group. Please go ahead.

Brinlea Johnson:
Good morning, ladies and gentlemen, and welcome to Telular Corporation's conference call to discuss operating results for the first quarter of 2012.  By now, everyone should have had the opportunity to view the press release issued this morning.  If you need a copy of the press release, you can find it on the Investor Relations section of our website at www.telular.com/investor.

On the line with us today from Telular's management is Joe Beatty, President and Chief Executive Officer, and Jonathan Charak, Senior Vice President and Chief Financial Officer.

Before we begin, I would like to turn your attention to the fact that forward-looking statements may be made during the course of this conference call and certain factors may cause actual results or performance to differ materially from what is implied by these forward-looking statements.  Please refer to the Company's 10-K and other periodic filings with the SEC for a discussion of these factors.

At this point, I'd like to turn the call over to Mr. Joe Beatty.

Joe Beatty:
Thanks, Brinlea, and good morning, everyone.  I'm really excited about the start of 2012 and the current growth trajectory of Telular.  This quarter we continue to experience rapid sales increases from our core business segment, Telguard, posting revenues up 20% over the prior year period, with Telguard unit sales exceeding the high end of our guidance.  Due to strong demand in the wireless security industry, and the initial positive reception of our recently launched 3G cellular alarm communicators, we remain very optimistic about this business and are raising Telguard unit guidance for the year once again.

We're executing on our strategy to drive growth throughout the business, both organically and through targeted acquisitions while continuing to generate cash and profit.  Through the pending acquisition of a third end-to-end business, SkyBitz, we have further expanded our market opportunity, both in the U.S. and internationally.  SkyBitz has the leading U.S. market share in the tracking of unpowered assets, such as truck trailers.  Bringing SkyBitz into the Telular family will enhance our proprietary set (ph), technology platforms, while strengthening and further diversifying our customer base.

Looking forward, we're focused on continuing to build our subscriber base to generate higher more predictable recurring service revenue.  Additionally, we're generating cash that allows us to pursue strategic acquisitions and reward our shareholders with a regular quarterly dividend.

I'll go into more detail on our progress this quarter, as well as our long term strategy later on the call, but now I'm going to turn it over to Jonathan Charak, our CFO, to review our financial results.

Jonathan Charak:
Thank you, Joe.  Good afternoon, everybody.  We had an outstanding first quarter of 2012, as we increased sales sequentially and year-over-year in our Telguard and TankLink businesses.  We reported total revenues of $13.7 million, up 13% over the prior year period, with pretax income of $2.6 million and adjusted EBITDA of 3.4 million.  Telular will use adjusted EBITDA as a non-GAAP measure going forward rather than net income before non-cash items, as a result of changes to the Company's capital structure related to the SkyBitz acquisition.  Adjusted EBITDA is a non-GAAP measure which adds back interest expense, income taxes, depreciation, amortization and stock-based compensation expense to net income.

In the first quarter of 2012, total recurring service revenue derived from both the Telguard and TankLink lines of business increased 13% over the prior year period to $8.3 million, representing 61% of total revenue.  Total Telguard revenues were up 20% year-over-year to $11.5 million, including 7.3 million of recurring service revenues, at an impressive 71% margin.  During the quarter, Telguard activated 27,300 new subscribers, and the total number of Telguard subscribers increased sequentially to 569,100.  Average revenue per unit (or ARPU) increased sequentially to $4.30 from $4.24 during the quarter due to customer mix.  Telguard product revenues for the first quarter were $4.2 million, an increase of 52% over the prior year period as we sold approximately 30,800 units.  The average selling price for Telguard hardware unit in the first quarter was $133.  As Joe mentioned, due to strong overall demand in our new line of 3G products, we are increasing our guidance of Telguard unit sales for the remainder of this fiscal year to 25 to 35,000 per quarter.

Turning to our TankLink business, we continue to be pleased with its performance.  In the first quarter of 2012, TankLink revenues increased from $1.7 million.  This number includes recurring service revenues of 984,000, which represents 57% of total TankLink revenue.  In the first quarter of 2012, TankLink product revenues included the sale of 1,260 tank monitoring units resulting in TankLink product revenues of $752,000.  The Company ended the first quarter with 23,400 billable tanks generating an ARPU of $13.33.

Operating expenses for the first quarter were $4.9 million. The sequential increase in total operating expenses included $200,000 of acquisition cost related to the pending (ph) SkyBitz transaction.

During the first quarter, we paid shareholders a dividend of $0.11 per share of common stock.  Despite this payment, we were able to increase our cash balance to more than $13 million as we continue to generate cash flow.  The Board declared our regular quarterly dividend of $0.11 per share payable on February 21st for shareholders of record on February 14th.  We believe we are delivering a meaningful return to our shareholders by executing our growth strategy while simultaneously maintaining our dividend policy.

As we mentioned in our press release today, the license transfer necessary to finalize the acquisition of SkyBitz has been granted by the FCC and the acquisition is expected to close February 1st.  Including the operating results from SkyBitz, we expect to deliver adjusted EBITDA of 16 to $17 million for fiscal year 2012.  Our new guidance is a result of stronger-than-anticipated demand in our Telguard business, as well as the inclusion of SkyBitz results for the remaining eight months of our fiscal year.

Now, I'd like to turn the call back to Joe to go into a more detailed discussion of our business.

Joe Beatty:
Thanks, Jonathan.  I'm very pleased with our results this quarter and I'm even more excited about Telular's bright future.  We've achieved our goal of growing our two end-to-end businesses while rewarding shareholders with a dividend.  Importantly, we've signed a definitive agreement to acquire a third end-to-end business that I believe fits perfectly into Telular.  SkyBitz generates a large recurring revenue stream, possesses notable growth drivers and its addition helps expand our market, while at the same time providing cross-selling opportunities among our lines of business.

Looking more closely at the first quarter, Telguard performed very well.  We exceeded our guidance of Telguard unit sales and have been able to consistently grow our recurring revenue base by improving our sales efforts and focusing on selling Telguard service to the small and midsized security dealers.  This has allowed us to generate higher ARPU as our mix changes.  More specifically, we've increased the number of active Telguard dealers by 31% over the prior year period to a total of 2,110.

During the quarter, we had two big product announcements.  We introduced the first self-install cellular communicator for personal emergency response services (or PERS).  We developed the only self-install cellular communicator that is compatible with virtually all PERS panels.  The PERS industry is often tied to “plain old telephone service”, and therefore faces the same business threat from the demise of the landline as the security industry.  The PERS market is comprised of approximately 2 million installed units, virtually all of which use phone lines to communicate with emergency services. Telguard developed the TG-P in response to the need for a robust, cost-effective solution to help PERS dealers avoid the loss of customers that may not have copper (ph) phone lines.  The TG-P PERS communicator reliably addresses the landline, Sunset, and the rise of cellular adoption.

As I mentioned briefly on our last call, the most noteworthy new product is our 3G cellular communicator.  We have a history of being the first to deliver innovative wireless service to security dealers and we were successful in becoming the first in the industry to convert our line of cellular communicators to 3G.  We believe the dealer should not have to make a choice based on price between 2G product that will need replacement and 3G products that won't.  For this reason, we decided to evolve our entire line of Telguard cellular alarm communicators to 3G for the price of today's 2G product.  The strategy allows dealers to seamlessly switch to our sunset-proof products without impacting their business model or profit.  Over the next five years, as cellular networks transition from 2G to 3G, we will provide dealers with the most advanced technology that can survive the 2G Sunset and protect their recurring monthly revenue.

Turning to our TankLink business, sales are going well and we've expanded margins and steadily grown the number of tanks monitored.  The integration of TankLink is proof that we can successfully add a new vertical market to our portfolio of M2M solutions with a strategic acquisition.

Finally, during the quarter, we were pleased to announce an addition to our business with the definitive agreement to acquire SkyBitz.  As we detailed on the conference call on December 5th, SkyBitz is the leading provider of mobile resource management solutions currently focused on trailer tracking.  It uses patented Global Locating System (or GLS) methodology of determining an asset location, yet its faster, more power efficient and more secure than a standard GPS technique.  SkyBitz uses GLS to provide real time visibility to nearly 190,000 assets, including truck trailers, intermodal containers, oilfield equipment, rental equipment and others.  SkyBitz's core business characteristics match those of Telular quite nicely and attracted us to the company right away.  Specifically SkyBitz derives 45% of its revenue from recurring services and many of our financial metrics are similar.

Significantly, the addition of SkyBitz will grow our revenue run rate by 70% instantly.  Combined, we're well positioned to address a very large market opportunity driven by increasingly complex supply chains and the need for manufacturers and shippers to reduce operating cost and comply with strict regulatory requirements.

SkyBitz historically offered service only in North America, but has recently added international coverage.  Together, we can address a much larger market opportunity and combine our technology bases of cellular and satellite to be a more effective wireless solutions provider overall.  We remain focused on growing our high margin recurring revenue streams.  We have strong visibility into our model and are very optimistic about our future growth opportunities.  Overall we remain committed to revenue growth and sustained profitability, and, as you know, maximizing shareholder value.

With that, I'd like to turn it over to the Operator to answer any questions—to coordinate any questions that you might have.

Operator:
Thank you, sir.  We will now begin the question-and-answer session.  As a reminder, if you have a question, please press the star, followed by the one on your touch tone phone.  If you would like to withdraw your question, please press the star, followed by the two.  And if you're using speaker equipment you may need to lift your handset before making your selection.   Once again, if you would like to ask a question, please press the star, followed by the one on your touch tone phone.  One moment for our first question.

Our first question comes from the line of Russ Sylvester of Skiritai Capital. Please go ahead.

Russ Sylvester:	Joe.

Joe Beatty:	Hey, Russ.

Russ Sylvester:	How are you doing?

Joe Beatty:	Good.

Russ Sylvester:
Good.  Nice quarter.  The 2G, 3G transition, I was curious, how far do you think you're ahead of the competition on that?  And my second question is, 31% dealer growth is pretty impressive, how long is that sustainable?  When do you get to the point where you've penetrated all the potential market?

Joe Beatty:
In terms of your first question on the lead on competitors, we're getting a sense that some of them are working on it.  So I would say we're six to twelve months ahead depending on which one of them you're talking about.  But I think the way we're going at it is very different.  You know, we are converting the entire line of hardware and we're leaving pricing the same.  And our statement is very basic, that they don't really care what rate it is in there, what they care about is that it will last a long time when they install it at someone's premise and really they should be putting 3G up.  So instead of having one new model that's 3G and more expensive and tempting them to continue to buy 2G at a lower price, two of the wrong things.  It's not in their best interest.  So I think the real significance is, yes, we're first, which is kind of our track record in the space, but the fact that we're making sure our dealers really make the right choice for themselves is pretty important.  And we don't see our competitors thinking in that way.

In terms of the second question, yes, we're really proud of the active dealer growth.  This the large part of the reason we're growing so well is the sales teams is going after the smaller and midsized security dealers.  Active dealers, to remind people, are any security dealer that activated one of our units in the last three months.  So it grew 31% to over 2,100.  There are probably about 3,500 dealers out there in the U.S.  Maybe a little bit more.  So I mean that's a very large percentage of them that are regular users of Telguard.  Unfortunately when you're successful sometimes there are diminishing returns.

Russ Sylvester:	Yes.

Joe Beatty:	I don't know if we'll get the 3,500 but we're going to keep trying.

Russ Sylvester:
And I guess tied into the first question, 2G to 3G transition, how much is the business in terms of unit sales this last quarter do you think were transitioned as opposed to new sales?  Is there a way you can track that?

Joe Beatty:	When you say transition versus new, I mean they're all new units going in.

Russ Sylvester:	Right. So a situation where you're just...

Joe Beatty:	I don't know...

Russ Sylvester:	... converting a 2G to a 3G.

Joe Beatty:
Yes, people aren't doing that.  They're not taking 2G down and putting 3G up, and I really don't expect that to happen.  The last time there was a Sunset, the analogs to the digitals, a few years back really didn't see people do a replacement program 'til at least one year from the point that the Sunset was going to happen.

Russ Sylvester:	Mm-hmm.

Joe Beatty:
So none of that's going to happen for several years.  These were all kind of a standard run rate of sales, new installations.  We just want to make sure they're the latest technology so they don't have to be swapped down in five years.

Russ Sylvester:	Got it. Okay. Thank you.

Joe Beatty:	Sure.

Operator:	Thank you very much. Our next question comes from the line of Shai Dardashti, DCM. Please go ahead.

Shai Dardashti:	This is Shai calling in.

Joe Beatty:	Hi, Shai. How are you doing?

Shai Dardashti:
I have a very specific question.  I noticed on December 13th ID Systems had a presentation, ID Systems stated that Qualcomm has about 28% market share, and ID Systems has 22% market share in the fleet tracking space.  I'm wondering if you have churn numbers of Omni Tracks from the Qualcomm side and any churn numbers from the ID Systems platform?  Thank you.

Joe Beatty:
Shai, regarding the market shares you're talking about, first of all, I would say got to be a little careful on Qualcomm market share numbers because they are also in what we call 'in-cab' so they have more expensive, different technology they put inside the tractor of a tractor trailer and we've got to make sure we filter that out because we only look at our share relative to what's in the backend.  In other words what's monitoring the trailer portion.  Having said that, the three market share leaders are, first SkyBitz, in that space, and then Qualcomm's on the track and then ID Systems, so you've got the three of us identified right.  I don't have their churn numbers.  I think once we close this transaction next week we'll be able to talk more about different share figures, et cetera, but I can't—I don't have that answer for you today.

Shai Dardashti:	Okay, thank you.

Operator:
Thank you.  Once again, ladies and gentlemen if you wish to ask a question at this time, please press the star, followed by the zero.  If you're using speaker equipment you may need to lift your handset before making your selection.

Our next question comes from the line of Ted Moreau, Private Investor. Please go ahead.

Ted Moreau:
Good afternoon.  Thanks for taking my question.  Kind of new to the story but just a couple of questions maybe for Joe. You talked about the 3G devices, how pervasive is 3G in the carrier network, does that make a difference?  And are we anywhere near a 4G transition and will that make any difference to you?

Joe Beatty:	Great. Good to have you on the call, Ted.

Ted Moreau:	Yes.

Joe Beatty:
Yes, 3G it is widely pervasive, and interestingly, the inverse of your question is probably more relevant.  Personally we all have 3G devices and have, most of us, for a few years now, right.  The smartphones are all 3G and so a lot of the consumer traffic has already moved to 3G and the data is on 3G networks.  So there's a huge demand for the carriers to have more and more 3G capacity.

Ted Moreau:	Right.

Joe Beatty:
So what they've been doing is repurposing the spectrum and so they've been shrinking how much of their spectrum they allow for 2G devices.  And what we're finding is some of our competitors whose products are 2G implement the transmission differently than we do.  They use the data channel on a 2G network, same thing you would do to search the Internet if you had a 2G Smartphone.  And the way we've always done it is we're on a control channel.  We're finding that our customers are finding that the carriers are stealing spectrum from themselves and make it 3G versus 2G.  It's harder to get those data channels on 2G.  So we're finding our competitors' 2G devices performing less reliably and ours are holding up very nicely.  So I think the relevant issue on 2G, 3G as it relates to security communicators, our implementation of a control channel-based approach is looking very, very robust.  But in terms of 3G and actually where it's available, it is widely pervasive these days.  So that's not a problem.

As far as 4G goes, the challenge is when you’re doing devices other than consumer data-heavy devices. Our devices aren't data-heavy.  We don't send a lot of data traffic.  What we do need them to be is very reliable and as inexpensive as we can make them so we don't jump on the technology cycle early on or even in the middle of it.  We really want to make sure there's a balance point between providing technology at the right point so it lasts, which is what we think right now, going to 3G, but waiting a little bit from when it was first introduced so that the electronics we need to make aren't ridiculously expensive.  We think that's the right time for 3G is right now and then 4G is not even something any of us are thinking about right now.

Ted Moreau:
So you're not running into any capacity issues then on any 3G devices.  And the reason I ask that is, again, I'm putting my own opinions in here, but, you know, with the AT&T and T-Mobile’s transaction, I mean, I really believe AT&T was really buying the spectrum rather than necessarily, you know, T-Mobile.  And there clearly is a spectrum shortage and I understand the 2G, 3G, you know, mix, but is spectrum going to be an issue at all and maybe it doesn't affect you as much 'cause you probably don't, as you point out, don't use up as much bandwidth as...

Joe Beatty:
Well that's what I was going to mention because our competitors are, my expectation is, they will implement 3G when they do it in the same manner.  They will use the data channel that all the rest of us use for surfing the net.  And that's the overburden portion of the spectrum.

Ted Moreau:	Right.

Joe Beatty:
We continue to be on the control channel, and so I think reliability and consistency of our ability to send messages; we expect to be rock solid and theirs will be subject to the whims of how much YouTube surfing is going around with the teenagers in the neighborhood.

Ted Moreau:	Yes. Right. Thanks. And may I ask another question, or, I don't know...

Joe Beatty:	Sure.

Ted Moreau:
You probably get this a lot but just relative to cash flow and capital allocation, I'm sure you got the decision of, you know, cash in the balance sheet growing the business, making an acquisition, buying back stock and paying a dividend.  I'm just kind of curious, but my guess would be acquisitions, number one, and, you know, I'm kind of surprised that you have that kind of dividend.  Most people would say, well, grow the business but clearly you want to provide total return to shareholders, I guess is how I would view that, but just any comment on, you know, sort of how you're allocating your cash.

Joe Beatty:
Yes, I wouldn't say acquisitions, number one, first of all.  You know, when the Board decided to implement a dividend here, and just the rationale for that side was that we're performing very well, we were generating fair amounts of cash, we were stacking cash on the balance sheet, because we're particular about acquisitions we hadn't done any.  And we were building cash and we decided we really ought to highlight the cash generating power of the business by putting a dividend out there and acknowledging that we think we can support it.   In the order of capital allocation, I would say the dividend is definitely out in front of acquisitions.  We didn't take it lightly when we implemented it.  You attract certain investors with a dividend and there's some expectation of consistency and then there's an expectation that over time you'd like to grow it.

Ted Moreau:	Right.

Joe Beatty:	Which we did in the one year mark last quarter, having a dividend. So it's more important, an acquisition. The other side of that is acquisitions can be financed in multiple ways, right.

Ted Moreau:	Right, right.

Joe Beatty:
With the one we're going to close we were able to borrow because we had no debt on the balance sheet.  That helped a lot.  We used a little bit of our cash and then a little bit of stock.  For the right acquisition there's always an ability to use debt, stock and cash in some form of a mix.

Ted Moreau:
Right.  Is there an area that you feel, this is probably a longer term question, where you would want to allocate resources and make an acquisition or maybe develop a product, but an area that you would want to go into or an acquisition will make sense, and is the acquisition sort of in an environment conducive to doing that or price is still too high?

Joe Beatty:
Sure.  Before I go there, one more add-on to the last discussion.  In terms of our cash-producing capability, the other thing that sometimes people miss is we're reporting EBITDA numbers, we have a very large tax shield and so the ability for us to convert EBITDA to real cash on the balance sheet is higher than most other companies.  We have a very high conversion rate to free cash flow, we don't spend a lot on capex, we don't pay much in tax.  In terms of acquisition areas we have had the same theme which is we're particular, but it starts with there being a fit.  It's got to be using wireless or broadband networks to allow people or allow businesses to remotely control or monitor something.  So machine-to-machine wireless overall as a descriptor is the right way to describe what we're looking for.

Ted Moreau:	Mm-hmm.

Joe Beatty:
And once we find that it's still challenging.  I want to make sure just because we think we can do it, getting to market the right way is important.  We have a history of partnering with folks, either distributors or dealers or value added resellers, to bring customers to us.  We're a pretty lean company.  We look at the employee headcount.  Getting to market is critical and then having the right fit and of course valuation is, always matters.  We just simply don't want to overpay.  So that's kind of the highlights of how we look at things.  We're particular but we're not afraid to pounce when we see the right thing; hence the SkyBitz transaction.  But we'll also wait if there's nothing there.

Ted Moreau:	Right. Well, great. Well, thanks for taking my questions.

Joe Beatty:	Thanks, Ted.

Operator:	Thank you, sir. Our next question comes from the line of Steve Shaw with Sidoti & Company. Please go ahead.

Steve Shaw:	Hey, guys. You probably mentioned this but I think I missed it. What's the force, driving force behind the gross margin improvement, was that the cellular agreement or just the customer mix?

Jonathan Charak:	On the service side, you're talking about?

Steve Shaw:	Yes.

Jonathan Charak:	Well, we're fully implemented on the new plan with the AT&T as our carrier.

Steve Shaw:	Right.

Jonathan Charak:
If you're comparing it to prior year periods we were still on the other plan and paying fees to convert.  Now we've got a couple of quarters now where it's been drifting upwards still but it's been fairly consistent for the last several quarters in the high 60s or low 70s.  And so it's really just a more efficient deal.

Joe Beatty:	And the mix is getting better, right. The deactivations come off for lower margin than the ones we're adding.

Jonathan Charak:	Right.

Steve Shaw:	And then do you guys have an idea what the product and service revenue mix is going to look like once SkyBitz is fully integrated into the business?

Joe Beatty:	Yes, we need to pound out the math but we're at 61...

Jonathan Charak:
62% this quarter and SkyBitz we—historically has been 45% service.  So obviously with the big chunk of revenue being added at a lower percentage the overall should come down, but we obviously expect that to continue to rise as SkyBitz continues to develop their subscriber base.

Joe Beatty:
It wasn't too long ago we were in the 40s and it just keeps climbing when you keep stacking up the revenue.  But you can do the weighted average there, 50 million-ish of revenue for us at 62 and 35-ish of revenue for them at 45, would get you close.

Steve Shaw:	Okay. All right, thank you.

Joe Beatty:	Thanks.

Operator:	Thank you, sir. We have a follow-up question from the line of Russ Sylvester of Skiritai Capital. Please go ahead.

Russ Sylvester:	Hi. Just to understand, on the EBITDA, your old guidance was it 11 to 12 million for fiscal year '12?

Jonathan Charak:	Correct.

Russ Sylvester:	Okay, and...

Joe Beatty:	And it was net income before non-cash (cross talking)

Jonathan Charak:	Yes.

Joe Beatty:	Go ahead and finish, Russ.

Russ Sylvester:	And so now you're going to 16 to 17, and that's before SkyBitz closes.

Joe Beatty:	No, no, no. That is including SkyBitz. We added SkyBitz and we converted from adjusted net income before non-cash items to adjusted EBITDA. And Jonathan will explain.

Jonathan Charak:	Yes, maybe even...

Joe Beatty:	Two measures this quarter.

Jonathan Charak:
Yes, historically there really wasn't much of a difference between those two measures because we didn't have any interest expense and we had very little in the way of cash income taxes, and those are the two differences.  And if you saw our press release, the last page is a reconciliation and it comes down first to the net income before non-cash items and then to the adjusted EBITDA.  You can tell that historically there wasn't much of a difference.  Going forward it will be.  So when we said 11 to 12 million initially for our guidance on net income before non-cash items, it loosely converts into the same amount in the adjusted EBITDA format and then ,like we said, we had better than expected on the Telguard business plus the addition of SkyBitz to bring that adjusted EBITDA up to 16 to 17 on (cross talking).

Joe Beatty:
And just to be clear, the net income before non-cash items for this quarter, in the back of the press release, 3.3 million, the adjusted EBITDA figure, 3.4 million.  So you can see they're right on each other.

Jonathan Charak:	Mm-hmm.

Russ Sylvester:	And I didn't hear, did you talk about the churn in the quarter and how many—what number of customers that was? And then also do you have an idea of what those had dropped off, what the ARPU was?

Joe Beatty:
Yes.  For Telguard churn, I will say this, we completed some backlog that we had, and I think regular listeners are used to the notion that we have a large customer that gives us disconnects and ebbs and flows instead of continuously, the churn could be higher in some periods and then lower in others.  We finished a piece of backlog last quarter and so when we look at the data we are still at about a 10% annualized churn rate for Telguard.

Russ Sylvester:	Mm-hmm.

Joe Beatty:	That's the right figure; notwithstanding whatever happened last quarter, which had excessive churn because of the backlog of disconnects. So 10% is still the right figure.

Russ Sylvester:	Okay. And then what about the State of Illinois tax issue, any resolution there?

Jonathan Charak:	There was actually an amendment passed recently. If you recall, going back to the early part of 2011, the Illinois put a moratorium for three years on the use of NOLs which really hurt us.

Russ Sylvester:	Right.

Jonathan Charak:
There was some relief but very, very little in a new bill that was passed that allows us to use about $100,000 a year of NOLs in the State of Illinois.  So we basically get to use about a nine or $10,000 difference a year.  So it’s very small.  It's better than nothing but not that much better than nothing.

Russ Sylvester:	Okay.

Jonathan Charak:	It's still the same, it's still a situation where we are going to be paying much more in Illinois income taxes than we thought we were as we sat here a little bit more than a year ago.

Russ Sylvester:	And so that has, what, another two years to go?

Jonathan Charak:	Right. Actually, the year that we just finished was the first year out of three that; that is fiscal 2012, is the first year out of three for which this moratorium applies.

Russ Sylvester:	Okay. Got it. All right, great. Thank you.

Operator:	Thank you, sir. Our next question is a follow-up from the line of Shai Dardashti, DCM. Please go ahead.

Shai Dardashti:	Hi, Joe and Jon. It's Shai again.

Joe Beatty:	Hi, Shai.

Shai Dardashti:
I have a pretty unique question.  I'm looking at a website called www.AppBrain.com that tracks android installations.  I see that the alarm.com app has 50,000 application—installations as of April 10th, 2011.  And I noticed that the Telular Telguard release was April 6th, 2011.  Could you comment on how Telguard interactive has been adopted?  Any expectations please?  Thank you.

Joe Beatty:
Sure.  So alarm.com, to give them a little bit credit, is—was early on the interactive services front.  They make a very expansive set of applications.  So you could have a camera in your kid's bedroom, go online and look at it and you could control all sorts of things on your security system.  The people that tend to buy alarm.com services are those that want this huge element of control that they provide.  We don't think that's the majority of the market but that's why you see them having a lot of downloads.  Anyone who's bought their service is one that has a, you know, an inclination to do that.  The interactive services from Telguard are at a basic level; you actually can see if the security system's enabled or not and you can change that.  You can enable it remotely.  ADT talks about the success of their pulse service, which is their new interactive service offering, and they have three levels of it, Level 1, Level 2, Level 3.  Level 3 is equivalent to this full featured alarm.com site set of features.  Level 1 is equivalent to what Telguard interactive is.  And the majority of times ADT sells pulse it is Level 1 service.  So I think that backs up our position that that's really the sweet spot of the market.  Interactive service is going well for us.  We haven't revealed the kind of accounts but, you know, we're in the thousands in terms of customers that use interactive and watching it grow nicely and so far so good.

Shai Dardashti:	And can you comment on the economics from a Telular Corporation perspective? Are people paying $1 per month or is there revenue per day transaction happening when you download a software?

Joe Beatty:
For interactive services our list price, which is what most dealers pay, is $1.99 a month to us and they may mark that up to, you know, $4 or something to their customers.  So it's $2 a month we get and once we went through the effort to develop it its incremental cash margin is something very close to 100%.

Shai Dardashti:	Okay. And on a whole different wavelength, can you comment on the capex for SkyBitz for 2012 or is there any set of budgeting for capex?

Jonathan Charak:	Yes, we've always looked at SkyBitz very similar to us in terms of capital expenditures and we have talked about roughly a million dollars a year for us and they're on a similar type of a pace.

Shai Dardashti:	Okay, that's it. Thank you so much.

Jonathan Charak:	Okay.

Joe Beatty:	Thanks, Shai.

Operator:	Thank you, sir. At this time I show no questions in the queue. You may continue with any closing remarks.

Joe Beatty:	Great. Thanks, everyone. We appreciate your time on the call. We're pleased with the quarter and looking forward to 2012. Thanks for the support.

Operator:
Ladies and gentlemen, this concludes the Telular Corporation First Quarter 2012 Earnings Conference Call.  If you'd like to listen to a replay of today's conference, please dial 1-800-406-7325, and enter the access code of 4503202.  ACT would like to thank you for your participation.  You may now disconnect.

END